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                                                                Exhibit 10.4
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                        ONE HEALTH PLAN OF FLORIDA, INC.

            COMPLETE WELLNESS INDEPANDANT PHYSICIAN ASSOCIATION,INC.

                          PPO MEDICAL GROUP AGREEMENT




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
                               TABLE OF CONTENTS

1. DEFINITIONS........................................................................1

2. TERM AND TERMINATION...............................................................3

3. GROUP COMPENSATION.................................................................4

4. MODIFICATION OF RATES AND FACTORS..................................................4

5. RESPONSIBILITIES OF THE COMPANY....................................................5

6. RESPONSIBILITIES OF THE GROUP......................................................5

7. UTILIZATION MANAGEMENT.............................................................9

8. SELECTION AND TERMINATION OF PARTICIPATING PHYSICIANS..............................9

9. COORDINATION OF BENEFITS AND SUBROGATION/RIGHT OF RECOVERY........................10

10. RIGHT TO AUDIT AND ACCESS INFORMATION............................................10

11. INDEPENDENT CONTRACTOR...........................................................11

12. LIABILITY INSURANCE..............................................................11

13. INDEMNIFICATION..................................................................12

14. NON-EXCLUSIVITY..................................................................12

15. PROPRIETARY INFORMATION; TRADEMARKS..............................................12

16. GENERAL PROVISIONS...............................................................13





                                                                             ii
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                                    EXHIBITS





EXHIBIT I:         DESIGNATION OF PARTICIPATING PHYSICIANS........................16

EXHIBIT II:       GROUP COMPENSATION..............................................17

EXHIBIT III:      FEE SCHEDULE....................................................18

EXHIBIT IV:       UTILIZATION MANAGEMENT..........................................19

EXHIBIT V:        AMENDMENTS......................................................22





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                        ONE HEALTH PLAN OF FLORIDA, INC.
                          PPO MEDICAL GROUP AGREEMENT


         This is an Agreement between Complete Wellness Independent Physician Association of Florida, Inc.,17757 U.S. 19 North, Suite 350 Clearwater, Fl. 33764, and ONE HEALTH PLAN OF FLORIDA, INC. ("Company"), 7650 Courtney Campbell Causeway, Suite 850, Tampa, FL 33607, entered into as of the 1st day of March, 1998 (the "Effective Date"), and is made for the purpose of setting forth the terms and conditions under which Group will participate in one or more networks of providers developed by Company to render health care services to Members, as defined in this Agreement. On the Effective Date, this Agreement supersedes and replaces any existing agreements between the parties relating to the provision of health care services to Members.

         WHEREAS, Company operates as a managed care company in the State of Florida and provides or arranges for health care services and performs administrative services; and

         WHEREAS, Company maintains contracts with health care facilities, physicians and other health care providers each of whom has agreed to provide health care services to Members, has agreed to certain rates of payment or reimbursement for their services, and has agreed to abide by certain procedures in order to manage the quality and cost of the health care services provided; and

         WHEREAS, insurance companies, health plans, employers and other entities (all hereinafter referred to as "Payors") maintain insurance policies, plans or other arrangements whereby persons covered by such policies, plans or arrangements are entitled to receive, or are entitled to indemnification or reimbursement of the cost of health care services rendered by health care providers; and are entitled to a higher level of service, payment or reimbursement if they use certain designated health care providers, thereby encouraging the covered person to use the designated providers; and

         WHEREAS, Group means the above-referenced Group, which is an IPA, partnership, association, corporation or other legally constituted entity existing under the laws of the State of Florida organized to provide professional medical services (1) whose Group Physicians share facilities, records, administrative services and/or personnel and (2) which can bind its Group Physicians to the terms of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.      DEFINITIONS.  For purposes of this Agreement:

                 (a) "Affiliates" means any entity controlled by or which controls Company or Group. Control will mean the right to direct the management of the affairs of the other entity.





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                 (b)      "Benefit Contract" means a contract issued by or an
arrangement maintained by Company or Payor that is in effect with any employer, labor union, association or trust under which payment for health care services is provided, and which provides financial incentives for the use of designated health care providers.

                 (c) "Company Medical Director" means a licensed physician engaged by Company to supervise and direct the conduct of the Utilization Management program.

                 (d) "Contracting Provider" means any medical group or medical organization, physician (also referred to herein as "Contracting Physician"), hospital (also referred to herein as "Contracting Hospital") and other health care providers, who have entered into a written agreement with Company to provide Covered Services to Members.

                 (e) "Contract Year" means a period of twelve (12) months commencing on either the Effective Date of this Agreement or any subsequent anniversary of the Effective Date of this Agreement.

                 (f) "Covered Services" means only such medical care, treatment and supplies that (1) are provided by licensed health care providers to Members and (2) are benefits under the terms of such Members' Benefit Contracts.

                 (g) "Emergency" means the sudden, unexpected onset of a medical condition manifesting itself by acute symptoms of sufficient severity, including severe pain, such that the absence of immediate medical attention could reasonably be expected to jeopardize life, cause serious injury or impairment of bodily functions or cause serious injury to or permanent dysfunction of any bodily organ or part. All determinations of whether or not an emergency exists will be subject to retrospective review and approval or disapproval by the Company Medical Director pursuant to the Utilization Management program.

                 (h) "Group Medical Director" means a licensed physician appointed by Group to be responsible for managing and directing the Group Physicians rendering Covered Services to Members.

                 (i) "Group Physician" means a physician who is a member of or is employed by or has contracted with Group and has agreed to provide Covered Services pursuant to this Agreement. Group Physician includes any physicians not contracting with or employed by Group who have agreed to temporarily cover Group Physician's practice.

                 (j) "Member" means any individual covered under a Benefit Contract or other contract issued by Company or Payor.

                 (k) "Payor" means an entity or person authorized by Company to designate one or more of Company's Contracting Providers and who has financial responsibility for payment of Covered Services.





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                 (l)      "Pre-Certification" means a determination in
accordance with Company's Utilization Management program.

                 (m) "Utilization Management" means the program administered by Company with the specific goal of determining whether or not care or treatment meets the requirements of Section 6(l) hereof. The Utilization Management program is described in Section 7, and may include also without limitation (1) pre-admission review, (2) concurrent review, (3) retrospective review and/or (4) case management.

         2. TERM AND TERMINATION. The initial term of this Agreement begins on the Effective Date of this Agreement and will continue in effect for a period of twelve (12) months. Thereafter, this Agreement will automatically be renewed for successive one (1) year terms until terminated as herein provided. This Agreement will terminate as specified within the initial term or thereafter upon the occurrence of any of the following events:

                 (a) Automatically and without notice upon the cancellation of Group's general or professional liability insurance maintained in accordance with Sections 12(a) and 12(b); or upon Group's suspension by a State or the Federal Government from participation in the Medicare or Medicaid programs due to fraud or abuse.

                 (b) Upon thirty (30) days prior written notice from Company to Group if any action is initiated against Group or any Group Physician of a kind specified in Sections 6(n) or 6(o) hereof and if no bona fide attempt by Group is made to rectify the action initiated against Group or any Group Physician, and the conditions giving rise to the action, during such thirty (30) day period.

                 (c) Upon sixty (60) days prior written notice from Company to Group if Group or any Group Physician changes affiliations, admitting privileges or specialty status in such a way as to substantially limit Group's range of services or access to Contracting Hospitals.

                 (d) By either party, by written notice thereof, if the other party commits a material breach of any warranties, covenants or obligations, provided that the breaching party fails to cure that breach within thirty (30) days after written notice of default is given by the terminating party.

                 (e) Automatically and without notice on such date as either party becomes insolvent, or is adjudicated as bankrupt, or its business comes into possession or control, even temporarily, of any trustee in bankruptcy, or a receiver is appointed for it or it makes a general assignment for the benefit of creditors. No interest in this Agreement will be deemed an asset or liability of either party, nor will any interest in this Agreement pass by the operation of law without the consent of the other party.

                 (f) By either party if at least forty-five (45) days prior written notice is given that it rejects any modification of Section 3 Group Compensation and elects to terminate this





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Agreement, such termination to be effective at the end of the last day before such modified rates or factors would become effective.


                 (g) Immediately upon written notice from Company if Group makes or has made any untrue statements of material fact or any intentional misrepresentation of any fact, whether or not material, in any claim for payment, in any application form or questionnaire or in any statement made by Group to Company.

                 (h) Upon ninety (90) days prior written notice, given with or without cause by either party to the other.

                 (i) If any action of a kind specified in Section 6(o) is initiated against a Group Physician, the Company may, in lieu of or in addition to terminating Group as provided in Sections 2(a) and 2(b) above, terminate such Group Physician's authority to provide Covered Services under this Agreement effective immediately upon notice thereof.

                 (j) Immediately upon written notice from Company if Group fails to make refunds as specified under Section 6(i)(ii) or if Group fails to make payments as specified in Section 6(m).

                 (k) Following the effective date of termination of this Agreement, this Agreement will be of no further force or effect except that each party will remain liable for any obligations or liabilities arising from activities undertaken prior to the effective date of termination. Upon any such termination or withdrawal of a Group Physician, whether by termination of this Agreement or otherwise, the Company shall continue to be liable to pay in accordance with Section 3 hereof and the Fee Schedule in effect immediately prior to such termination for Covered Services rendered by that Group Physician under the terms and conditions of this Agreement to any Member who under the care of that Group Physician at the time of such termination or withdrawal, and that Group Physician shall continue to provide such Covered Services until the current episode of care is completed, unless reasonable and medically appropriate arrangements for the assumption of such care by another provider are made. The Group shall be responsible for cooperating with the Company in order to make reasonable and medically appropriate arrangements for the assumption by other Group Physicians for the care of Members who are under the care of any terminated or withdrawn Group Physician.

         3. GROUP COMPENSATION. Company or Payor will compensate Group as described in Exhibits II and III.

         4. MODIFICATION OF RATES AND FACTORS. Company may propose changes to the rates or factors in Section 3 Group Compensation by giving written notice at least ninety (90) days prior to the end of any term of this Agreement. If the proposed rates are unsatisfactory to Group, the parties agree to meet and discuss in good faith the proposed changes. If no agreement can be reached, either party may elect to terminate this Agreement pursuant to
Section 2(f). Otherwise, the proposed rates will become effective on the first
(1st) day of the next term of this Agreement.





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



         5.       RESPONSIBILITIES OF THE COMPANY.

                 (a) Regulatory Compliance. Company will comply with all requirements of the law and regulations of governmental agencies relating to the business of health care and any other business in which Company is engaged relating to this Agreement, and will obtain and maintain in effect all permits, licenses and governmental approvals necessary for that purpose.

                 (b) Promotion. Company and Payor will make available and promote the Benefit Contracts, subject to the standards of lawfulness, reasonableness and protection of the health and interests of Members.

                 (c) Claim Payment. Company or Payor will pay or arrange to pay for all Covered Services as set forth herein.

                 (d) Utilization Management. Company will conduct a Utilization Management program in accordance with the provisions of Section 7 hereof.

                 (e) Member Access. Company will use its best efforts to contract with sufficient physicians and other health care providers to allow Members access to medical services to the extent required by applicable law and regulations of governmental agencies relating to the business of health care and any other business in which Company is engaged relating to this Agreement.

                 (f) Member Identification. Company or Payor will supply Members with a means of identifying themselves to Group and/or a Group Physician (e.g., an identification card) which indicates the Member's participation in a Benefit Contract. Group and each Group Physician will make a good faith effort in using the Eligibility/Benefits Verification telephone number on the identification card to confirm that the individual presenting a Company identification card is in fact the Member whose name appears on Company identification card and is eligible for coverage.

                 (g) Designation. Company will provide written notice to Physician of all Payors which have designated Physician.

         6.       RESPONSIBILITIES OF THE GROUP.

                 (a) Member Access. Unless otherwise approved by Company Medical Director, Group will by staffing, contracting or referral provide medically appropriate access in accordance with applicable laws and regulations to the services of Group Physicians who are board certified or eligible and practicing in the full range of medical specialties. As part of Company's credentialing process, the names, addresses, medical specialties and medical license numbers of all Group Physicians in addition to all tax identification numbers under which each such Group Physician bills for medical services, and updates thereof, must be supplied to Company in written documentation or material. In the event that the Group or Group Physician





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plans to close or reopen its practice to new Members, Group or Group Physician will provide Company with at least sixty (60) days prior written notice of such plans.

                 (b) Quality of Care. Group will ensure that medical and health care services are rendered by Group Physicians in a manner which assures availability, adequacy and continuity of care to Members, both during the term and as required after termination hereof, and that all decisions pertaining to health care services to be rendered by Group Physicians to Members are based on such Members' medical needs and are made by or under the supervision of licensed physicians. Group and Group Physician's primary consideration shall be the quality of health care services rendered to Members. Group will remain solely responsible for the quality of medical and health care services provided by Group Physicians and will ensure such services are rendered in accordance with professionally recognized standards. In the event that Group denies services to any Member or any Member experiences an adverse outcome, Group will notify Company within two (2) days of such an event.

                 (c) Hours of Coverage. Group shall ensure that Covered Services are available from Group Physicians or by referral to other physicians by keeping office hours of at least forty (40) hours per week, except for weeks including holidays, and that Covered Services are available until at least nine o'clock p.m. at least one (1) day per week and for at least four (4) hours each Saturday, except for Saturdays falling on holidays.

                 (d) Member Referral and Transfer. When referrals are appropriate, Group and each Group Physician will follow the procedures in the Provider Handbook and refer Members to Contracting Providers and admit Members to Contracting Hospitals. In the event a Member requires transfer to a Contracting Hospital, Group will cooperate with such transfer provided that such activity is consistent with good medical judgment and applicable law.

                 (e) Referrals Among Groups. Group will accept non-Emergency or specialty referrals from other medical groups participating with Company and such other medical groups will be required to accept non-Emergency and specialty referrals from Group. Payment to Group will be at rates not to exceed those in the Fee Schedule as shown in Exhibit III.

                 (f) Hospital Privileges. Group will ensure that Group Physicians have admitting privileges at contracted hospitals which meet the requirements for the hospital services to which Members are entitled. Alternatively, Group will arrange for the provision of such services.

                 (g) Group Medical Director. Group will appoint a licensed physician to serve as Group's Medical Director and to be responsible in such capacity for managing and directing Group Physicians' rendering of Covered Services to Members.

                 (h) Prescription Drugs. Group Physicians will exercise best efforts to prescribe generic drugs and pharmaceutical products and to comply with Company's formulary.





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                 (i)      Collections from Members.

                          (i)     Except as described in Section 9 herein,
neither Group nor any Group Physician will seek or require any Member to tender a deposit or similar payment during the Member's course of treatment with respect to Covered Services rendered pursuant to this Agreement, other than any applicable deductibles, coinsurance or copayments specified in the applicable Benefit Contract. Except for copayments, deductibles, coinsurance and non-covered services, Group will not bill Member prior to receipt of Company's Explanation of Benefits. Group and/or Group Physician will fully advise Members of their financial responsibility prior to rendering any services that are not covered.

                          (ii)    Notwithstanding anything in this Agreement to
the contrary, in no event, including but not limited to nonpayment by Company or Payor, the insolvency of Company or Payor or breach of this Agreement, will any Member be liable for any amount owing to Group or any Group Physician by Company or Payor, and Group and any Group Physician will not bill, charge, collect a deposit or other sum, or seek compensation, remuneration or reimbursement from, or maintain any action or have any recourse against, or make any surcharge upon a Member or any person acting on a Member's behalf. Whenever any such charge has occurred, Group will refund such charge to the Member within fifteen (15) days of discovering, or receiving notification of, the charge. If Company or Payor receives notice of any such charge, Company or Payor may take appropriate action to remedy the situation, including, without limitation, offsetting any such charge against amounts due to Group or Group Physician and/or immediate termination pursuant to this Agreement. The obligations set forth in this paragraph will survive the termination of this Agreement regardless of the cause giving rise to the termination and will be construed for the benefit of the Members.

                 (j) Equitable Treatment. Neither Group nor any Group Physician will differentiate or discriminate against Members and will render health services to all such patients in the same manner, in accordance with the same standards and with the same time availability as offered Group's and each Group Physician's other patients.

                 (k) Quality of Care Systems. Group will demonstrate promptly and to the reasonable satisfaction of Company that it has established and implemented effective, documented systems to direct and monitor Group's and its Group Physicians' compliance with all aspects of the Utilization Management program. Group will also demonstrate that it has established, implemented and documented effective peer review and quality assurance protocols to assure compliance with utilization and quality of care standards consistent with professionally recognized standards of care, local practice patterns and Company's Quality Assurance Plan. Group will continue to conduct such systems throughout the initial term and any renewal term of this Agreement.

                 (l) Compliance. Group will cooperate and comply fully with the Utilization Management program, Quality Assurance Plan and any other applicable quality assurance program of Company, as well as policies and procedures in the Provider Handbook, including updates thereof. Any failure to do so will be deemed a material breach of this Agreement. Group





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must comply with Company's Pre-Certification procedures.  For services requiring Pre-Certification, Group must obtain such Pre-Certification from Company. Company will determine whether to certify the services based on whether the services meet all of the following criteria:

                          (i)     They are appropriate given the symptoms and
patient history, and are consistent with the diagnosis, if any, of the Member. "Appropriate" means that the type, level and duration of services, and setting are necessary to provide safe and adequate care and treatment;

                          (ii)    They are rendered in accordance with
generally accepted medical practice and professionally recognized standards;

                          (iii)   They are not generally regarded as
experimental or unproven by recognized medical professionals or appropriate governmental agencies, such as, but not limited to, the United States Department of Health and Human Services, Office of Pre-Paid Health Planning, the Food and Drug Administration and the Public Health Service Office of Health Technology Assessment; and

                          (iv)    They are permitted by the licensing statutes
which apply to the provider who renders that service.

                 (m) Physician Payments. Where Group is responsible for payment to Group Physicians, Group will make timely payments to its Group Physicians and its contracted physicians pursuant to agreements between Group and its Group Physicians and its contracted physicians on such payments. In the event Group does not make timely payments, Company may make payments and, at its sole option, either deduct such amount from other amounts due Group from Company or demand immediate payment. Company will notify Group ten (10) business days prior to making any such payments and Group shall have the right to make such payments prior to payment by the Company.

                 (n) Notice of Impairment of Group. As soon as it receives notice thereof, Group will send written notice to Company of any action undertaken with respect to Group or any Group Physician, which action could materially impair the ability of Group to carry out the duties and obligations of this Agreement, including but not limited to actions related to:
(1) cancellation of Group's general and professional liability insurance maintained in accordance with Section 12; (2) Group's suspension from participation in any Medicare or Medicaid program due to fraud or abuse; or (3) upon the indictment, arrest or conviction of any Group Physician for (i) any felony or (ii) any criminal charge relating to the practice of medicine.

                 (o) Notice of Impairment of Group Physician. As soon as it receives notice thereof, Group will send written notice to the Company of any action undertaken with respect to any Group Physician related to any such physician's ability to provide care to Members, including but not limited to:
(1) the termination, probation or suspension of any license of a Group Physician relating to the practice of medicine; (2) any termination or limitation in staff





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privileges; (3) any disciplinary action taken by a hospital; (4) the suspension of a Group Physician's participation in any Medicare or Medicaid program due to fraud or abuse; or (5) a Group Physician's indictment, arrest or conviction for
(i) any felony or (ii) any criminal charge relating to the practice of medicine.

                 (p) Grievances. Group agrees to cooperate in resolving all grievances relating to the provision of medical services to Members in accordance with the grievance procedures established by Company. Group agrees to participate in and provide assistance and information as may be necessary or helpful to Company. In the event Group receives any complaint regarding Company or a Group Physician, Group agrees to notify Company within five (5) days concerning all details of such complaint. Conversely, if Company directly receives a complaint regarding Group or Group Physician, Company will promptly notify Group or Group Physician of such complaint.

                 (q) Regulatory Compliance. Group and each Group Physician will comply with all requirements of the law relating to the furnishing of medical and health care services to the public, and now has and will obtain and maintain in effect all permits, licenses and governmental or board approvals which may from time to time be necessary for that purpose.

                 (r) Orientation. On request, Group will provide orientation time to Company and assist in coordination of in-service training for Group's staff and Group Physicians.

                 (s) Company Display. If requested by Company, Group will display the emblem, logo or similar representation of Company at each of its facilities.

                 (t) Application and Credentialing Forms. Group and each Group Physician will submit Company Application and Credentialing Forms with Group's submission of the executed Agreement. Group and each Group Physician will notify Company within ten (10) days of any changes to information on the forms.

         7. UTILIZATION MANAGEMENT. All Covered Services furnished to Members will be subject to Utilization Management in accordance with the procedures and guidelines attached as Exhibit IV. Such procedures and guidelines, including Exhibit IV, may be modified by Company from time to time upon thirty (30) days written notice.

         8.      SELECTION AND TERMINATION OF PARTICIPATING PHYSICIANS.

                 (a) Initial Physician Designation. After consultation with Company, Group will designate those physicians who are members of or are employed by Group and are authorized to act as Group Physicians hereunder. Such designation, if not already made, will be made in writing and attached to this Agreement as Exhibit I.

                 (b) Physician Selection and Termination. After consultation with Group, the Company may make additional selections or terminate any Group Physician from participation in Company's provider network within the initial term or thereafter, upon ninety (90) days written





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notice or, in the case of termination of this Agreement, at such earlier time as may be permitted under Section 2 hereof.

                 (c) Notification. Group will notify Company within at least sixty (60) days in advance of the effective date of any withdrawal or termination of a Group Physician. Group will notify Company of the addition of a new Group Physician within ten (10) days after such addition.

                 (d) Transfer of Care. Upon the termination or withdrawal of a Group Physician, Group agrees to arrange for the transfer of all care and treatment of any affected Members including but not limited to identifying Members undergoing acute care and/or treatment and assuming responsibility for the transfer of care to another appropriate Group Physician.

         9.      COORDINATION OF BENEFITS AND SUBROGATION/RIGHT OF RECOVERY.

                 (a) Cooperation. Group will cooperate with Company or Payor to identify any and all parties, other than Company or Payor, which may be responsible for payment of, or reimbursement for, Covered Services and for the purpose of coordinating benefits with other payors.

                 (b) Coordination of Benefits. When a party, other than Company or Payor, is identified as having primary responsibility for payment of, or reimbursement for, Covered Services, under the Coordination of Benefits provision of a Member's Benefit Contract, Group will bill, and make all reasonable efforts to collect from such party for the value of Covered Services.

                 (c) Subrogation/Right of Recovery. When a party, other than Company or Payor, is identified as a party with respect to whom the Subrogation/Right of Recovery provision of a Member's Benefit Contract applies, Company or Payor will be responsible for using its best efforts to obtain any and all recoveries allowable under such provision. After application of such recoveries to reimburse Company or Payor for any and all amounts paid or payable by Company or Payor with respect to the injury or illness giving rise to the recovery, Company or Payor will pay the remaining amount, if any, to Group to compensate Group for the value of services rendered by Group with respect to the injury or illness giving rise to the recovery. Such payment to Group will be valued in accordance with the Fee Schedule as shown in Exhibit III.

         10.     RIGHT TO AUDIT AND ACCESS INFORMATION.

                 (a) Member Records. Group and each Group Physician will prepare and maintain appropriate financial and medical records on Members.
Such records will be maintained in accordance with generally accepted medical, accounting and bookkeeping practices and will be maintained as may be necessary for compliance with the provisions of the laws of Florida.





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                 (b)      Inspection.  Subject to any applicable legal
restrictions, Group and each Group Physician agrees to allow inspection and duplication by Company, by the Department of Insurance and by any properly identified governmental regulatory authority of all billings and other financial records and all medical records maintained on Members under this Agreement. Company will have access at all reasonable times upon demand to the books, records and papers of Group and each Group Physician relating to the health care services provided to Members, to the cost thereof, and to payments received by Group and each Group Physician from Members (or from others on their behalf). Company will protect the confidentiality of such records in accordance with applicable legal standards. Such inspection and duplication will occur during regular working hours upon receipt of seventy-two (72) hours prior written notice from Company. Company will reimburse Group and Group Physicians for all reasonable copying costs incurred by Group as a result of said record inspection and duplication. Group will notify Company of any adverse report that results from an inspection by a governmental regulatory authority.

                 (c) Record Retention. All records required to be maintained by Group and each Group Physician under this Agreement will be retained by Group and each Group Physician for at least three (3) years. The obligation under Sections 10(b) and 10(c) will not terminate upon the termination of this Agreement, whether by rescission or otherwise.

         11. INDEPENDENT CONTRACTOR. It is understood that each Group Physician will maintain a physician-patient relationship with Members and will be responsible to the Members for medical care and treatment. Group is an independent contractor relative to Company. Nothing in this Agreement will be construed as, or be deemed to create, a relationship of employer and employee, or principal and agent or any relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the provisions of this Agreement.

         12.     LIABILITY INSURANCE.

                 (a) General Liability Coverage. In order to protect the other party, each party, at its sole cost and expense, will procure and maintain a policy of general liability insurance or maintain adequate resources to insure itself and its respective officers, agents and employees against any liability or claims or damages arising by reason of personal injuries or death occasioned directly or indirectly by such party or its officers, agents or employees in connection with the performance or nonperformance of such party's responsibilities under this Agreement.

                 (b) Professional Liability Coverage. Group or each of the Group Physicians individually will maintain professional liability insurance, with limits of at least one million dollars ($1,000,000) per occurrence and at least three million dollars ($3,000,000) in the aggregate covering Group and each of the Group Physicians. If Group or Group Physician is classified as Class 1 by the insurance company providing said professional liability insurance, the limits for Group or such Group Physician are at least five hundred thousand dollars ($500,000) per person per occurrence with at least one million dollars ($1,000,000) in the aggregate. Class

1 is hereby defined as those nonsurgical specialties which said insurance company has determined to be in the lowest liability risk category.

                 (c) Third Party Liability. Nothing in this Agreement will be construed to make Company, Group, Group Physicians, or their respective agents or representatives liable to persons not parties hereto. Nor will anything herein be construed as, or be deemed to create, any rights or remedies in any third party, including but not limited to any Members or hospital.

                 (d) Company Professional Liability Coverage. Company maintains professional liability insurance covering the Utilization Management function with current limits of ten million dollars ($10,000,000) per occurrence and ten million dollars ($10,000,000) in the aggregate.

         13. INDEMNIFICATION. Each party will indemnify the other and hold the other harmless from and against any and all losses and liabilities (including reasonable attorneys' fees and related legal expenses) arising from any third party claim, action, cause of action, contest or dispute to the extent the losses or liabilities are the result of the indemnifying party's negligent or intentional act or omission.

         14. NON-EXCLUSIVITY. Nothing herein will be construed to restrict the rights of Group and Group Physicians or Company to participate in other comparable provider plans, such as but not limited to preferred provider plans, health maintenance organizations or other managed care systems. Nothing herein will be construed to restrict the rights of Company to enter into contracts or arrangements for services with any other health care provider serving any geographic area.

         15.     PROPRIETARY INFORMATION; TRADEMARKS.

                 (a) Company's Proprietary Information. All information and materials provided by Company to Group remain proprietary to Company, as the case may be, including but not limited to subscriber lists, contracts, fee schedules, provider handbooks and any other operations manuals. Neither Group nor the Group Physicians will disclose any of such information or materials or use them except as may be required to carry out their respective obligations hereunder.

                 (b) Trademarks. Neither Group nor Company will use each other's trademarks, name or symbols without express written permission; provided however, that Group agrees that Company may use the Group Physician's name, office address, telephone number, specialty and factual description of practice in directories and other promotional materials.

                 (c) Group's Proprietary Information. All information and materials provided by Group to Company will remain proprietary to Group, including but not limited to contracts, fee schedules, Utilization Management procedures and administrative procedures. Company will not disclose any such information or materials or use them except as may be required to carry out its respective obligations hereunder.

                 (d) Non-Solicitation. Group will not directly or indirectly solicit Company or Payor's Members during the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement. Solicitation will mean any act or practice designed to encourage Company's Group Subscribers or Members to terminate their coverage with Company.

                 (e) Survival. The obligations of this paragraph shall survive the termination of this Agreement.

         16.     GENERAL PROVISIONS.

                 (a) Scope of Agreement; Governing Law; Severability; Amendment; Waiver. This Agreement, together with all Exhibits attached hereto, constitutes the entire Agreement between the Company and Group. It will be construed and governed in accordance with the laws of Florida. Any provision required to be in this Agreement by the laws of Florida will bind Company and Group whether or not provided in this Agreement. Any provision herein inconsistent therewith will be of no effect and will be severable without affecting the validity or enforceability of the remaining provisions of this Agreement. Except as otherwise specified herein, this Agreement may not be modified or amended except by mutual consent in writing by the duly authorized representatives of Company and Group. Waiver of breach of any provision of this Agreement will not be deemed a waiver of any other breach of the same or a different provision.

                 (b) Assignment and Subcontracting. No assignment, subcontracting or delegation of the rights, duties or obligations of this Agreement will be made by either party (except for Group's delegation to Group Physicians of responsibility for providing Covered Services and except as otherwise specifically provided herein) without the express written approval of a duly authorized representative of the other party; provided, however, Company may assign any or all of its rights and obligations hereunder to an Affiliate.

                 (c) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration in accordance with the Rules of the American Arbitration Association (Commercial Rules), and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary in this Agreement, the initiation of any and all arbitration proceedings initiated pursuant to this Agreement will be approved by Group's risk carrier(s) prior to the initiation of said proceedings. If not so approved, within thirty (30) days of the demand or request for arbitration, this provision will be of no force and effect and either party may file an action in a court of competent jurisdiction to resolve the dispute.

                 (d) Amendments. This Agreement is subject to the amendments as found in Exhibit V. The parties agree to comply with any and all provisions in Exhibit V, and further agree that, in the event of any conflict between the provisions in Exhibit V and any provisions elsewhere in this Agreement, the provisions in Exhibit V will take precedence. No amendment or modification will be effective unless made in writing and signed by both parties. All amendments required by an appropriate regulatory authority will be deemed effective upon receipt by the Group from the Company and incorporated into and made part of this Agreement without either party's execution.

                 (e) Notices. Any notice required to be given pursuant to the terms and provisions of this Agreement will be in writing, postage prepaid, and will be sent by certified mail, return receipt requested, to Group at the following address:




and directly to Company at the following address:

                 ONE HEALTH PLAN OF FLORIDA, INC.
                 7650 Courtney Campbell Causeway
                 Suite 850
                 Tampa, FL  33607
                 Attn.:  Vice President

or at such other address as the parties may designate by written notice. Any such notice will be effective upon receipt at such address.

         IN WITNESS WHEREOF, Company and Group have executed this Agreement through their duly authorized representative as of the date last entered below.

COMPANY:                  ONE HEALTH PLAN OF FLORIDA, INC.

                          By:  /s/ SUSAN GRIFFIN
                              ------------------------------

                          Print Name:    Susan Griffin
                                      ----------------------

                          Title:  Vice President
                                 ---------------------------

                          Date:           2/2/98
                                ----------------------------


GROUP:                    COMPLETE WELLNESS INDEPENDENT PHYSICIAN
                          ASSOCIATION OF FLORIDA, INC.

                          By:  /s/ JASON PATCHEN
                              ------------------------------

                          Print Name:  Jason Patchen
                                      ----------------------

                          Title:  President & CEO
                                 ---------------------------

                          Date:           1/30/98
                                ----------------------------


 SIGNATURE PAGE FOR ONE HEALTH PLAN OF FLORIDA, INC. POS MEDICAL GROUP AGREEMENT

                                   EXHIBIT I

             DESIGNATION OF PARTICIPATING PHYSICIANS AND LOCATIONS

                                   EXHIBIT II

                               GROUP COMPENSATION

         Company or Payor will pay Group as full compensation for any Covered Services provided to Members and for which Group has submitted a properly submitted claim, the lesser of Group's usual billed charges or the Fee Schedule as shown in Exhibit III, minus any applicable deductibles, copayments or coinsurance specified in the Member's Benefit Contract. Group may bill Member for such deductibles, copayments or coinsurance but may not bill Member for any additional charges unless provided for in the Member's Benefit Contract.

                                  EXHIBIT III

                                  FEE SCHEDULE

         A representative sample reimbursement schedule is attached and subject to amendment. In no event will Company pay more than the lesser of the Fee Schedule established by One Health Plan of Florida, Inc. or Contracting Provider's usual billed charges. The fee schedule will be 90% percent of RBRVS fee schedule in place with One Health Plan of Florida,Inc.

                                  EXHIBIT IV

                      GROUP UTILIZATION MANAGEMENT EXHIBIT

A.       Purpose

The Utilization Management program is administered by Company to insure the efficient and effective use of health care resources, avoid inappropriate care, and promote cost effective approaches to delivery of health care services. The program includes the following:

         1. monitoring of the appropriateness and efficiency of services performed.
         2. monitoring of patterns and trends of utilization of providers, facilities and other elements of care.
         3. identification of patterns and trends of under and over utilization of care.

B.       Program Content

         1.      Primary Care Physician Authorization

                 (a) Authorization. Except in the event of an Emergency, each Group Physician will obtain the authorization from a Member's Primary Care Physician prior to rendering, or referring any Member for, any Covered Services. All continuing Covered Services provided after the acute phase of an Emergency has ended will require Primary Care Physician authorization in advance as described above.

                 (b) Non-Contracting Providers. Except in the event of an Emergency, a Primary Care Physician will not without the express prior authorization of the Company, grant any such authorization for any Covered Services to be rendered by providers who are not Contracting Providers.

         2.      Pre-Certification

                 The Pre-Certification program consists of a review of proposed treatment involving inpatient or day admissions for surgical, medical, obstetric, pediatric, psychiatric and substance abuse cases, outside of a physician's office and as described in the Physician Group Handbook. Pre-Certification is required in advance as described in the Physician Group Handbook for all elective hospital admissions, surgical or invasive procedures, and high cost non-invasive services such as MRI, CT and other diagnostic services (excluding Emergencies). All elective admissions require Pre-Certification. For urgent or Emergency admissions, notification of Company is required as described in the Physician Group Handbook or as soon as is practicable.

         3.      Prescription of Drugs

         The following medications require Pre-Certification before being filled by a pharmacist:

                            Betaseron
                            Ceredase
                            Epogen/Procrit (Erythropoietin)
                            Humatrope/Protropin (Growth Hormone)
                            Leukine/Prokine (Sargramostion)
                            Metrodin/Profasi/Pergonal (Injectable Infertility)
                            Roferon/Intron (Interferon)

C.       The Process

         1. The Pre-Certification Process is initiated by the admitting or Primary Care Physician or a representative of his/her office who calls the toll-free number listed on the Member's identification card.

         2. Company Utilization Management Nurse Reviewers perform the Pre-Certification review, aided by a series of clinical protocols. The Nurses are supported by the Company Medical Director.

         3. If the attending or Primary Care Physician agrees on the necessity, location and duration decisions, the case is certified, and entered into the system for Concurrent Review.

         4. On, or before the Pre-Certified discharge date, the attending or Primary Care Physician will contact the Company Utilization Nurse Reviewer by phone to arrange for a length of stay extension if it is needed.

D.       Appeals Process:

         1. If the proposed treatment is not deemed to meet the requirements of Section 6(l) hereof and the attending or Primary Care Physician does not agree with the determination, the attending or Primary Care Physician may appeal to the Group Medical Director.

         2. If the Group Medical Director and attending or Primary Care Physician still cannot reach an agreement with the Company determination, the case is referred for final review to the Company Medical Director. If the final review agrees with the proposed treatment, such treatment will be certified.

         3. If the treatment provided by the Group is not certified but is of such a nature as to require Pre-Certification; and if the Primary Care Physician or attending physician fails to comply with the Utilization Management Process by (1) failing to contact the Company Pre-Certification Service for pre-treatment review or length of stay extension, or (2) failing to exhaust the entire physician appeals process, then compensation payable by Company to Group shall be reduced by 50%, up to a maximum of one thousand dollars ($1,000.00) for each episode of non-compliance. For the purpose of this paragraph, "compensation payable" shall mean the amount as shown in Exhibit III, as applicable, payable to Group for the month in which the non-compliance is identified to Group by Company.

                                   EXHIBIT V

                                   AMENDMENTS

The terms and conditions specified in the One Health Plan of Florida, Inc. PPO Medical Group Agreement with Group are further subject to the amendments put forth herein.

PREAMBLE, change second Whereas to: replace "provide" with "arrange for the provision of"

PREAMBLE, change fourth Whereas to: replace "provide" with "arrange for the provision of"

SECTION 1(A), "Affiliates" add "right or authority, granted by a Broad of Directors,"

SECTION 1(J), "Member" add: means any individual "except for East Pasco,Martin, St. Lucie, Okechobee, Dade, Broward, Palm beach, and Monroe Counties."

SECTION 1(D), "Contracting Provider" add "Company or Group" to provide Covered Services to members.

SECTION 1(G), "Emergency" add to last sentence "pursuant to Section 7 of this Agreement."

SECTION 1(L),   "Pre-Certification:  add to end of statement: "pursuant to
Section 7 of this Agreement."

SECTION 1(M), "Utilization Management" add to first sentence "Company, or Group if delegated,"

SECTION 2,   "Terms and Termination"  replace  "until to "unless"

SECTION 2(C), add to end of statement: "Group will have thirty (30) day period in which to cure any network deficiency that has been deemed to substantially limit Group's scope of Covered Services or access to Contracted Hospitals."

SECTION 2(H), add to end of last sentence: "except in the case of failure to pay by Company to Group, in which case Group may terminate the Agreement given thirty (30) day cure period."

SECTION 2(K), replace "continue to provide such Covered Services until the current episode of care is completed" to "be obligated to provide Covered Services for a period of up to thirty (30) days, or until reasonable and medically appropriate arrangements for the assumption of such care by another provider are made. During this period, Company will reimburse Group 100.0% of the relative value reimbursement for any continued episodic Covered Services."

SECTION 6(A), "Member Access" add to second sentence "As part of Company's credentialing process, or Group's credentialing process if delegated, the names, addresses, medical specialties, and medical license numbers of all Group Physicians in addition to all tax identification numbers under which each such physician bills for medical services, and updates thereof, must be supplied to Company in written or electronic documentation or material."

SECTION 6(B), "Quality of Care" add to third sentence "group Physicians" also add to fourth sentence "the Payment of Covered Services"

SECTION 6(C), "Hours of Coverage" or by referral to other physician "or with physician extender"

SECTION 6(I) (II),  "Collection from Members"  add to the end of last sentence:
"other than applicable deductibles, coinsurance or copayments specified in the applicable Group Subscriber Contract." Also delete the end of third sentence "and/or immediate termination pursuant to this Agreement."

SECTION 6(L), "Compliance" the paragraph will be replaced with: "Group will cooperate and comply fully with the Utilization Management and Quality Assurance plan pursuant to section 7, and policies and procedures in the Physician Group handbook including updates thereof. Any failure to do so will be deemed a material breech of this Agreement. Group must comply with Company's Pre-authorization and Pre-Certification procedures pursuant to section 7. For services which require pre-authorization by a Members Primary Care Physician, shall cause Group providers to obtain authorization prior to rendering services. For services requiring Pre-Certifications, Group must obtain Pre-Certification from the Company. Company, will determine whether to certify the services based on weather the services meet all the following criteria:"

SECTION 6(M), "Physician Payments" add to end of first sentence "for clean claims" add to second sentence "timely payments for clean claims" delete in second sentence "at its sole option" add to end of second sentence "from Group.'

SECTION 6(N), "Notice of Impairment of Group" delete "as soon as it receives" add "Within one (1) business day of the receipt of"

SECTION 6(O), "Notice of Impairment of Group Physician" delete "As soon as it receives" add "Within one (1) business day of the receipt of"

SECTION 6(R),  "orientation"  add  "on request by Company"

SECTION 6(S), "Company Display" add "Group shall cause Group Providers to" delete "will"

SECTION 6(T), "Application and Credentialing Forms" replace paragraph with "Group shall cause each Group Physician to complete. Company, or Group if delegated, application and credentialing forms in a timely fashion by Group. Group and each Group Physician will notify company at least two (2) times per month of any changes."

SECTION 8(A),  "Initial Physician Designation"  delete  "or are employed by"

SECTION 10(A), "Member Records" change to "Group shall cause each group Physician to prepare and maintain appropriate financial and medical records on Members."

SECTION 12(B), "Professional Liability Coverage" change to "with the limits of a least two hundred and fifty thousand dollars (250,000) per occurrence and at least seven hundred and fifty thousand (750,000) in aggregate covering Group and each group Physician. If Group or group Physician is classified as Class 1 by the insurance company providing said professional liability insurance, the limits for Group or Group Physician are at least one hundred thousand dollars (100,000) per person per occurrence with at least three hundred thousand dollars (300,000) in the aggregate. Class 1 is hereby defined as those non-surgical specialties which said insurance company has determined to be in the lowest liability risk category."

SECTION 16(B), "Assignment and Subcontracting" add to last sentence "that Company or Group"

SECTION 16(C), "Arbitration" delete "may by entered in any court having jurisdiction thereof" add "shall be handled whenever practical in the City of Tampa, Hillsborough County, Florida."

                                   EXHIBIT VI

                                   AMENDMENTS



The terms and condition specified in the One Health plan of Florida, Inc. PPO Medical Group Agreement are further subject to the amendments put forth herein as Exhibit VI.

Effective February 16,1998 Complete Wellness Independent Physician Association of Florida, Inc. will legally change its name to Optimum Health Services of Florida, Inc. The change in name to any other name does not constitute a change in contract which currently exists between Complete Wellness Independent Physician Association of Florida, Inc. and One Health Plan of Florida, Inc.





ONE HEALTH PLAN OF FLORIDA, INC.            OPTIMUM HEALTH SERVICES OF
                                            FLORIDA, INC.

By:  /s/ SUSAN GRIFFIN                      By:  /s/ JASON PATCHEN
    ----------------------------                --------------------------------

Print Name:   Susan Griffin                 Print Name:   JASON PATCHEN
            --------------------                        ------------------------

Title:   Vice President                     Title:   President & CEO
        ------------------------                    ----------------------------

Date:           2/2/98                      Date:      1/30/98
      --------------------------                  ----------------------------